Exhibit 4.27

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED
FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD
LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Execution Version

As amended on June 2, 2024

ASSET PURCHASE AGREEMENT

by and among

SOL-GEL TECHNOLOGIES LTD.

AND

SHENZHEN BEIMEI PHARMACEUTICAL CO., LTD.

DATED AS OF MAY 15, 2024

List of Annexes
ANNEX 1.1(A)          –          Domain Names
ANNEX 1.1(B)          –          Product Patents
ANNEX 1.1(C)          –          Trademarks
ANNEX 1.1(D)          –          Territory Regulatory Approval

List of Exhibits
EXHIBIT A          –          Invoice Template
EXHIBIT B          –          Transferred Assets
EXHIBIT C          –          Licensed Patents
EXHIBIT D          –          [***]
EXHIBIT E          –          [***]
EXHIBIT F          –          Technology Transfer Plan

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 15, 2024, by and among Sol-Gel Technologies Ltd., a company organized under the laws of Israel, with its principle executive offices at 7 Golda Meir Street Ness Ziona 7403650, Israel (“Seller”) and Shenzhen Beimei Pharmaceutical Co., Ltd., a company organized and existing under the laws of the PRC, with registered office at Room 1501, 1502, 1503 and 1505 of Unit 1, Building A, Kexing Science Park, No. 15 Keyuan Road, Kejiyuan Community, Yuehai Sub-District, Nanshan District, Shenzhen 518057, Guangdong, the PRC (together with its designated Affiliates, “Purchaser”). Seller and Purchaser are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Seller and its Affiliates develop, sell, market, distribute, manufacture and otherwise commercialize, by themselves or through Third-Parties, the Product;

WHEREAS, Seller desires to sell, transfer and convey to Purchaser, and Purchaser desires to purchase from Seller, the Transferred Assets, and Seller desires to assign to Purchaser and Purchaser desires to assume from Seller the Assumed Liabilities, all for exploitation of the Product in the Territory, upon and subject to the conditions hereinafter specified;

WHEREAS, Seller and/or its Affiliates own intellectual property necessary for exploitation of the Product in the Territory, separate from the Transferred Assets, and they are willing to grant Purchaser certain rights to such intellectual property as set forth herein; and

WHEREAS, in connection with the transactions contemplated hereby, the Parties and/or their respective Affiliates desire to enter into the Ancillary Agreements and Seller is willing to provide certain services in the Territory for a transition period as set forth in this Agreement and the Ancillary Agreements.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Standards” means GAAP, as generally and consistently applied throughout the Purchaser’s organization in the Territory.

“Additional Regulatory Assistance” has the meaning set forth in Section 8.12(a).

“Additional Tech Transfer Assistance” has the meaning set forth in Section 8.12(b).

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have a causal relationship with the treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control”, “controlled” or “controlling” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by Law for a foreign investor is less than fifty percent (50%), and in such cases such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity while owning, directly or indirectly, such lower percentage.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Patent Assignment Agreement, the Trademark Assignment Agreement, and the Domain Name Assignment Agreement and each other agreement or certificate to be delivered by any Party contemplated hereby.

“API” means active pharmaceutical ingredient.

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Auditor” has the meaning set forth in Section 5.9(b).

“Author” has the meaning set forth in Section 6.6(f).

“Authorization” means any consent, authorization, approval, order, license, certification or permit of or from, or declaration or filing with, any Governmental Entity, including any required filing with any Governmental Entity.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Shenzhen, the PRC, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, Taiwan and Israel.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1 January and ending on 31 December, save that the first Calendar Year shall commence on the Closing Date and end on 31 December and the last Calendar Year shall end on the date of termination or expiry of this Agreement.

“China Trademark Opposition” has the meaning set forth in Section 6.6(b).

“Claim Notice” has the meaning set forth in Section 11.5(a).

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” means the date upon which Closing actually occurs.

“Closing Payment” has the meaning set forth in Section 5.1.

“CMO” has the meaning set forth in Section 8.11(a).

“Commercial Information” means marketing (market survey, research, promotional and similar information), medical (medical education and training materials for customer and communication, medical plans, clinical literature and clinical studies, and similar information) and sales (in-market sales data) information that is owned and used by Seller or its Affiliates or in Seller’s or its Affiliates’ possession or control and, in each case, that is necessary or useful for, or in connection with, the Commercialization of Product in the Territory.

“Commercialization” or “Commercialize” shall mean, with respect to the Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling of the Product in the Territory, importing and exporting the Product for sale in the Territory.

“Competing Product” shall mean any pharmaceutical product [***]. Notwithstanding the foregoing, the Excluded Products shall not be included in Competing Products [***]shall be determined based on [***], and not based on [***].

“Confidential Information” has the meaning set forth in Section 8.1.

“Confidentiality Agreement” means the confidentiality agreement entered into between Seller and Purchaser on December 27, 2022.

“Control” means with respect to a Party, and any Know-How, Patent, regulatory documents or other intellectual property right, that such Party or any of its Affiliates has the ability (whether by ownership, license or contractual agreement, other than by virtue of any rights granted to such Party under this Agreement) to (i) transfer and assign to the other Party or (ii) grant to the other Party license or sublicense to or other right with respect to, such Know-How, Patents, regulatory documents or other intellectual property right as provided in this Agreement or any Ancillary Agreement (for each of (i) and (ii), as applicable) without violating the terms of an agreement with any Third Party or any applicable Law and without the need for any consent (or further consent) from such Third Party, or any Regulatory Authority or Governmental Entity, as applicable, to grant such license, sublicense or right.

“Commercially Reasonable Efforts” means (i) with respect to the performance of activities by Purchaser, the carrying out of such activities using efforts and resources as would normally be exerted or employed by [***], and (ii) with respect to [***], the carrying out of its obligations under this Agreement and the Ancillary Agreements using efforts, personnel (but not personnel no longer employed by Seller), and resources as would normally be exerted or employed by [***].

“Copyrights” means all copyrights, works of authorship and registrations, applications, renewals and extensions thereof.

“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Patent, that, in the absence of ownership of, or a license granted under, a claim in such Patent, the Manufacture, use, offer for sale, sale or importation of such product or composition or the practice of such technology, process or method would infringe such claim (directly, indirectly by contributory infringement or by inducement to infringe) or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent.

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement entered into between Purchaser and Seller in connection with this Agreement.

“Domain Names” means those domain names that are solely and exclusively related to the Product in the Territory, a list of which as of the date hereof is attached hereto in ANNEX 1.1(A). Notwithstanding the foregoing, “Domain Names” does not include any Domain Names that were not owned or Controlled by Seller before the date of an acquisition of Seller by, or merger of Seller into, another entity, but was owned or Controlled before such date by the acquiring entity or the entity with which Seller merged, as applicable.

“[***]”, a company incorporated under the laws of [***], and its Affiliates.

“Encumbrance” means any encumbrance, claim, charge, hypothecation, lien, mortgage, pledge, easement, defect in title, restrictive covenant, option, community property interest, restriction on use or other exercise of attributes of ownership, assignment, right of first refusal, third party rights or security interest of any kind.

“Excluded Liabilities” has the meaning set forth in Section 3.2(a).

“Excluded Products” means [***], and any other formulations, devices, components, forms, presentations, methods of administration, or dosage forms of[***].

“FDA” means the U.S. Food and Drug Administration and any successor entity thereto.

“First Commercial Sale” mean with respect to the Product, the first sale for end use or consumption of such Product in the Territory following receipt of Marketing Authorization in the Territory, by Purchaser or any of its Affiliates or permitted sublicensees, excluding, however, any sale or other distribution for use in a clinical trial, to support receipt of a Certificate of Pharmaceutical Product (COPP) in or for the Territory, or provision of samples, or Product distributed under a compassionate use program.

“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.

“Fraud” means, with respect to any Person, an actual and intentional misrepresentation by such Person with respect to the representations and warranties contained in this Agreement by such Person and not with respect to any other matters.

“GAAP” means Generally Acceptable Accounting Principles, consistently applied.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority.

“Grants” has the meaning set forth in Section 6.6(e).

“[***] API” means [***] supplied by [***] or its Affiliates.

“[***]” means a generic form of [***] developed by [***] alone or in collaboration with a Third Party.

“Importation Paradigm” has the meaning set forth in Section 8.11(a).

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Indirect Taxes” has the meaning set forth in Section 5.8(e).

“Initial Payment Extension” has the meaning set forth in Section 5.10(d).

“Initial Royalty Term” has the meaning set forth in Section 5.4.

“Israeli Marketing Authorization Assignment Date” has the meaning set forth in Section 8.3(c).

“Know-How” means all technical information, know-how (including use and application know-how) and data, including inventions (whether patentable, patented or not), discoveries, trade secrets, specifications, instructions, processes, procedures, recipes, compositions, designs, methods, models, manuals, research and development information, drawings, systems, techniques, test results, studies, analyses, absorption, excretion and metabolism studies, formulae, materials and other technology related to the Product or to its development, Manufacture, Registration, use or Commercialization and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, drug stability, safety, quality control, preclinical and clinical data necessary for the development, Manufacture, Registration, use or Commercialization of the Product in the Territory, and that are Controlled by Seller and/or its Affiliates, including without limitation, the Manufacturing Know-How, and the Marketing Authorization Data. Notwithstanding the foregoing, “Know-How” does not include Know-How that was not Controlled by Seller before the date of an acquisition of Seller by, or merger of Seller into, another entity, but (a) was Controlled before such date by the acquiring entity or the entity with which Seller merged, as applicable or (b) is/was developed by such acquiring entity after such acquisition in independent activities without the use of or reference to Know-How Controlled by Seller or its Affiliate prior to such acquisition.

“Knowledge” means, with respect to a Party, the knowledge of [***].

“Law” means any statute, law, treaty, judgment, ordinance, requirement, decree, regulatory rule, administrative interpretation, code, order or other requirement having the force of law of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, expenses and obligations, of any nature or kind whether accrued or unaccrued or fixed, absolute or contingent, matured or unmatured, known or unknown, asserted or unasserted, liquidated or unliquidated, several and/or joint, due or to become due, or determined or determinable, including product liability and liability for Taxes, and, more generally, any liability arising under any Law, action or governmental order, injunction or decree and any liability arising under any contract or undertaking.

“Licensed Assets” means the Licensed IP and  the Seller Regulatory Documents; provided that with respect to Regulatory Documents filed and/or received by Seller in Israel, such Regulatory Documents shall be deemed a Licensed Asset only until transfer of such Regulatory Documents to Purchaser pursuant to Section 8.3(c).

“Licensed IP” means the Licensed Patents and the Know-How.

“Licensed Patents” means any Patent owned or Controlled by Seller or any of Seller’s Affiliates that Covers the Product or its ingredients, use and/or Manufacture in the Territory, that are not Product Patents, including those set forth in EXHIBIT C. Notwithstanding the foregoing, “Licensed Patent” does not include any Patents that were not owned or Controlled by Seller before the date of an acquisition of Seller by, or merger of Seller into, another entity, but (a) was owned or Controlled before such date by the acquiring entity or the entity with which Seller merged, as applicable or (b) claim inventions conceived and reduced to practice by such acquiring entity after such acquisition in independent activities without the use of or reference to Know-How Controlled by Seller or its Affiliate prior to such acquisition.

“Localization Paradigm” has the meaning set forth in Section 8.11(a).

“Loss” means any and all direct damage, loss, liability and expenses actually incurred by a Party, including reasonable attorney’s fees and expenses in connection with any action, suit or proceeding, whether involving a Third Party Claim or a claim solely between the Parties; provided, however, Losses shall not include any special, incidental, punitive, consequential or indirect damages unless payable to a Third Party as a result of a Third Party Claim.

“Manufacture” or “Manufacturing” means all activities related to the production, manufacture, processing, sourcing of materials, filling, finishing, packaging, labelling, shipping and holding of the Product or any intermediate thereof prior to the distribution of such Product, including process manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Manufacture Technology Transfer” means the transfer to Purchaser or any of its Affiliates or designated party the Manufacturing Know-How for the Manufacture of the Product in or for the Territory.

“Manufacturing Know-How” means Know-How Controlled by Seller and/or its Affiliates that is related to Manufacture of the Product.

“Marketing Authorization” means, with respect to a particular regulatory jurisdiction, an approval, license, registration or authorization granted by any Governmental Entity that provides marketing approval or authorization for the commercial sale or other Commercialization with respect to the Product in one or more specified indications in such regulatory jurisdiction.

“Marketing Authorization Data” means all information and data in the Marketing Authorization filings for the Product and all dossiers that have been submitted to Regulatory Authorities (including Regulatory Authorities in the United States and Israel), that are necessary to support the filing of an application for, approval of an application for and maintenance of a Marketing Authorization in the Territory, in each case, that are in Seller’s and/or its Affiliates’ Control.

“Materials” means, solely to the extent used in the Manufacture of the Product, any materials or components including without limitation: (a) raw ingredients, (b) intermediates, (c) excipients, (d) processing aids, (e) active pharmaceutical ingredients, (f) bulk drug product and (g) packaging and labelling materials and components (including printed and non-printed components) therefor.

“Milestone Event” has the meaning set forth in Section 5.3.

“Milestone or Royalty Payment Extension” has the meaning set forth in Section 5.10(e).

“Milestone Payment” has the meaning set forth in Section 5.3.

“NDA” shall mean a new drug application or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to commence marketing and sales of a pharmaceutical product in any particular jurisdiction.

“Net Sales” means the amounts invoiced or actually received by Purchaser or any of its Affiliates or sublicensees for any Product sold to Third-Parties, as determined in accordance with the Accounting Standards as consistently applied.

With respect to the calculation of Net Sales, sales between or among Purchaser and its Affiliates and permitted sublicensees for subsequent resale to a Third Party [***].

Notwithstanding the above, Net Sales shall not include any of the following to the extent included in the amount invoiced or actually received by Purchaser or any of its Affiliates or sublicensees for any Product:

[***]Notwithstanding the foregoing, the total amount of the deductions deducted by the Purchaser in accordance with clauses (A), (C), (D) and (E) above for [***] in each Calendar Year shall not exceed, on a country-by-country basis, [***] of the Net Sales in such Calendar Year before such deductions.

Net Sales shall be calculated in accordance with the Accounting Standards, consistently applied.

“NMPA” means the National Medical Products Administration which is the agency for regulating drugs and medical devices (formerly the China Food and Drug Administration or CFDA) in the PRC.

“Other Transfer Taxes” has the meaning set forth in Section 5.8(e).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent Assignment Agreement” means the Patent Assignment Agreement to be entered into between Purchaser and Seller in connection with this Agreement.

“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China and, for the sole purpose of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“Product” means a product: (a) containing as the only active ingredient(s) either: (i) tretinoin and benzoyl peroxide or (ii) tretinoin, in each case for use in all indications (including without limitation, acne vulgaris and any other indications) and formulations developed by either Party or its Affiliates or, solely as to Purchaser, permitted sublicensees and (b) (i) either developed by Seller or its Affiliate as of the Closing Date or (ii) developed, Registered and/or Commercialized by Purchaser or its Affiliates or permitted sublicensees for exploitation in the Territory after the Closing Date. Notwithstanding the foregoing, Products shall not include Excluded Products.

“Product Copyright” means any Copyrights Controlled by Seller relating solely and exclusively to the Product in the Territory.

“Product IP” means the Transferred Assets or the Licensed IP, or both, as the context provides.

“Product Liability Claim” means any claim asserted by a Third Party arising out of the sale or use of the Product in the Territory, including: (a) claims that arise from, relate to or are in connection with injury or death to a human being as a result of the use of the Product in the Territory, whether premised on allegations of design or Manufacturing defect, negligence, failure to provide an adequate warning, breach of express or implied warranty, or any other legal theory, (b) claims that a Third Party was induced to purchase the Product in the Territory based on false or misleading representations, (c) claims that the sale of the Product in the Territory created a public nuisance, or (d) any claims premised on regulatory action or voluntary action involving the Product in the Territory, such as product recalls.

“Product Patents” means any Patents  owned or Controlled by Seller or any of Seller’s Affiliates that Cover the Product or its ingredients, use and/or Manufacture in the Territory, a list of which as of the date hereof is attached hereto in ANNEX 1.1(B). Notwithstanding the foregoing, “Product Patents” does not include any Patents that were not owned or Controlled by Seller before the date of an acquisition of Seller by, or merger of Seller into, another entity, but (a) was owned or Controlled before such date by the acquiring entity or the entity with which Seller merged, as applicable or (b) claim inventions conceived and reduced to practice by such acquiring entity after such acquisition in independent activities without the use of or reference to the Know-How Controlled by Seller prior to such acquisition.

“Promote” means any activity, organized, sponsored or otherwise conducted or directed by Purchaser or its Affiliates or designee (or to the extent described in this Agreement, Seller or its Affiliates) which is, directly or indirectly, addressed to any healthcare professionals or any other promotion/sales channel (other than for purpose of internal training for the employees of such Party, and/or training of the agents or other person acting on behalf of such Party, which shall not include any healthcare professionals, unless in connection with market survey or provision of trainings by such healthcare professions), to promote the prescription, recommendation, supply, administration or consumption of the Product through all means, including without limitation any oral, written, electronic, including internet communication. For the purpose of this definition, the term healthcare professional includes any member of the medical, dental, pharmacy or nursing professions or any other person who in the course of his/her professional activities may prescribe, recommend, purchase, supply, or administer a pharmaceutical product.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in [***] and[***].

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.1.

“Purchaser Indemnity Basket” has the meaning set forth in Section 11.3(d).

“R&D Sponsor” has the meaning set forth in Section 6.6(e).

“Records” means the books, record, files and other documentation or pertinent portions thereof existing as of the Closing Date and in each case to the extent solely and exclusively related to the Product to the extent Controlled by Seller or any of its Affiliates.

“Register” or “Registration” means activities related to the submission of information and data to relevant Regulatory Authority, including without limitation (i) conducting clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain the Marketing Authorization, but shall exclude Manufacturing and Commercialization.

“Regulatory Approvals” means approvals, licenses, permits, registrations or authorizations granted by the appropriate Regulatory Authority for the development, Registration, (including clinical trials), Manufacturing or Commercialization of the Product in the Territory, and their respective applications, variations and renewals.

“Regulatory Assistance” has the meaning set forth in Section 8.12(a).

“Regulatory Authority” means any Governmental Entity responsible for granting Regulatory Approvals for the Product, as applicable, including the NMPA, FDA, and any successor entity thereto, and any corresponding national or regional regulatory authorities.

“Regulatory Documents” means regulatory filings and other applications for Regulatory Approval, registrations, licenses, authorizations, approvals (including Regulatory Approvals) and marketing or regulatory exclusivities made to, received from, or otherwise conducted with a Regulatory Authority for the Product in a particular country or jurisdiction.

“Regulatory Transition Period” has the meaning set forth in Section 8.4.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants and financial advisors) and representatives of such Person.

“Royalty Terms” has the meaning set forth in Section 5.4.

“Sales Report” has the meaning set forth in Section 5.5(b).

“Second Payment” has the meaning set forth in Section 5.1(b).

“Second Royalty Term” has the meaning set forth in Section 5.4.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in [***].

“Seller Indemnified Parties” has the meaning set forth in Section 11.2.

“Seller Indemnity Basket” has the meaning set forth in Section 11.4(c).

“Seller Regulatory Documents” means all Regulatory Documents Controlled by Seller, other than the Territory Regulatory Approvals.

“Seller Special Representations” means the representations and warranties set forth in [***].

“Tax” means all applicable federal, state and local taxes and assessments, including all interest, penalties and additions with respect thereto.

“Tax Action” has the meaning set forth in Section 5.8(d).

“Tax Return” or “Tax Returns” has the meaning set forth in Section 6.10.

“Tech Transfer Transition Period” has the meaning set forth in Section 8.11(b).

“Tech Transfer Assistance” has the meaning set forth in Section 8.11(b).

“Technology Transfer Plan” means the plan attached hereto as EXHIBIT F, describing each Party’s rights and obligations with respect to Manufacture Technology Transfer.

“Territory” means the PRC, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, Taiwan, and Israel.

“Territory Regulatory Approvals” means all Regulatory Approvals owned or Controlled by the Seller made or submitted to, received from, or granted by a Regulatory Authority in the Territory, a list of which as of the date hereof is attached hereto in ANNEX 1.1(D).

“Territory Transfer Taxes” has the meaning set forth in Section 5.8(e).

“Third Party” means any Person other than a Party or any Affiliate of a Party.

“Third Party Agreements” means the agreements with any Third Party that is solely and exclusively related to the Product in the Territory.

“Third Party Claim” has the meaning set forth in Section 11.5(a).

“Third Party Purchaser” has the meaning set forth in Section 4.7.

“Third Payment” has the meaning set forth in Section 5.1(c).

“Trademark Assignment Agreement” means the Trademark Assignment Agreement entered into between Purchaser and Seller in connection with this Agreement.

“Trademarks” means those registered trademarks and pending trademark applications in the Territory that are solely and exclusively related to the Product in the Territory, a list of which as of the date hereof is attached hereto in ANNEX 1.1(C), including all goodwill associated therewith. Notwithstanding the foregoing, “Trademarks” does not include any trademarks that were not owned or Controlled by Seller before the date of an acquisition of Seller by, or merger of Seller into, another entity, but was owned or Controlled before such date by the acquiring entity or the entity with which Seller merged, as applicable.

“Transferred Assets” means the Product Patents, the Trademarks, the Domain Names, and the Territory Regulatory Approvals.

“Trust” has the meaning set forth in Section 8.3(b).

“U.S.” or “United States” means the United States of America, including all possessions and territories thereof.

1.1          Interpretive Provisions. Unless the express context otherwise requires:

(a)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)          the terms “Dollars” and “$” mean United States Dollars;

(d)          references herein to a specific Section, Article, Recital, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Articles, Recitals, Schedules, Annexes or Exhibits of this Agreement;

(e)          wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)          references herein to any gender shall include each other gender;

(g)          with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h)          references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect, as of the time at which such Law or license is referenced;

(i)          references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(j)          references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(k)          “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(l)          any documents or materials referred to herein as being “made available” to Purchaser shall have been provided to Purchaser or its counsel at least three (3) Business Days prior to the date hereof; and

(m)          a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking.

ARTICLE 2
SALE AND TRANSFER OF ASSETS

2.1          Purchase and Sale of Transferred Assets.

(a)          Transferred Assets. At the Closing, and in consideration for the Closing Payment, Seller shall irrevocably (subject to its right to terminate this Agreement pursuant to Section 5.10) sell, transfer, assign, convey and deliver, or cause to be irrevocably sold, transferred, assigned, conveyed and delivered, to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of any and all Encumbrances (subject to Seller’s right to terminate this Agreement pursuant to Section 5.10), any and all of Seller’s right, power, title, interest, property and access in, to and under the Transferred Assets; provided however that the delivery of the Territory Regulatory Documents shall be subject to the provisions of Section 8.3.

(b)          For the avoidance of doubt, as between the Parties, any and all assets developed by Purchaser, its Affiliates or designees after the Closing Date, that are derived from or in relation to the Product and the Transferred Assets in or for the Territory (including without limitation, the Marketing Authorizations in the Territory), shall be owned by Purchaser. Seller further agrees that, during the term of this Agreement, subject to the payment to Seller of the amounts set forth in Section 5.1, and further subject to Section 5.10, and to the extent permitted by applicable Laws, it will use Commercially Reasonable Efforts to conduct reasonable activities requested by Purchaser after the Closing Date to procure assignment of such Transferred Assets to Purchaser.

(c)          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately following the execution of this Agreement.

2.2          Deliverables.

(a)          Closing Deliverables. On the Closing Date, each Party shall deliver, or cause to be delivered to the other Party a counterpart to this Agreement, duly executed by such Party or its Affiliate(s), as applicable.

(b)          Further Assurances. Within [***] days after the Closing Date, and in consideration for the payment set forth in Section 5.1(b) each Party shall deliver, or cause to be delivered, to the other Party:

(i)          a counterpart to all Ancillary Agreements, duly executed by Seller or one or more of its Affiliates, which will be used for the registrations with competent Governmental Entities to reflect the assignment of the Transferred Assets; and

(ii)          such other documents and instruments of sale, assignment, transfer and conveyance as are reasonably necessary to effectuate the transactions contemplated by this Agreement.

2.3          Territorial Restrictions.

(a)          From and after the Closing: (i) Purchaser and its Affiliates shall not, and shall cause its permitted sublicensees not to, sell, Promote or Commercialize the Product outside the Territory except to the extent that Purchaser or its Affiliates have entered into agreements with Seller or its Affiliates to acquire rights to do so; and (ii) Purchaser and its Affiliates or designees may develop, Manufacture and import, or have developed Manufactured and imported, the Product outside the Territory solely for Registration or Commercialization in the Territory; provided that, any Third Party developing or Manufacturing the Product outside the Territory shall be approved in advance in writing by Seller, such approval not to be unreasonably withheld, conditioned or delayed.

(b)          If Seller or its Affiliates enter into an agreement to have the Product sold or promoted by a Third Party, the rights to have the Product sold or promoted shall be limited to jurisdictions outside the Territory. If Seller or its Affiliates sells, transfers or otherwise divests to a Third Party any Marketing Authorization(s) or other assets or rights outside the Territory pertaining to the Product, then the rights to sell or promote the Product or have the Product sold or promoted shall be limited to jurisdictions outside the Territory.

ARTICLE 3
ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

3.1          Assumed Liabilities. At the Closing, upon the terms and subject to the conditions set forth in this Agreement (including Section 3.2) , Seller shall assign to Purchaser, and Purchaser shall assume, be responsible for and pay, perform and discharge when due, any Liabilities arising from the ownership or use of the Transferred Assets, in each case by Purchaser or its Affiliates in the Territory after the Closing, including any Liabilities in respect of any Product Liability Claims or intellectual property infringement or misappropriation claim brought by any Third Party, in each case to the extent relating to the use of the Transferred Assets or development, Registration, Manufacture or Commercialization of the Product in the Territory by Purchaser or its Affiliate after the Closing Date (collectively, “Assumed Liabilities”); provided that (A) Purchaser shall have no right to take any such action in Seller’s (or any of its Affiliates’) name, and (B) the Assumed Liabilities shall not include (a) any Liabilities which arise out of or relate to the Transferred Assets or the conduct of the business of Seller or its Affiliates or events, conditions, circumstances or periods that occurred or existed at or prior to the Closing Date or (b) any Liabilities attributable to any failure by Seller to comply with any representation, warranty, covenant or other obligation under this Agreement or any Ancillary Agreement.

3.2          Excluded Liabilities.

(a)          Notwithstanding anything in this Agreement to the contrary, Seller shall retain and remain responsible for and pay, perform and discharge any Liabilities arising from the ownership or use of the Transferred Assets or the Licensed Assets or the manufacture, sale, marketing, distribution or other Commercialization of any Product at or prior to the Closing (the “Excluded Liabilities”).

(b)          Without derogating from the generality of the foregoing, the Excluded Liabilities shall include: (i) any Liabilities arising on or prior to the Closing with respect to any governmental Grants, if any, (ii) any Liability in connection with any and all debt, loan or borrowing instruments to which Seller or its Affiliate is a party, (iii) all Liabilities related to the former or current employees, consultants, contractors or other service providers of Seller or its Affiliate, (iv) any Liability for Taxes of Seller or its Affiliates arising out of any Product and Transferred Assets prior to the Closing and the transactions contemplated hereby (other than the Taxes which have been explicitly agreed upon by the Parties under this Agreement that shall be borne and paid by Purchaser), (v) all Liabilities arising from Seller’s operations or ownership of the Product and the Transferred Assets on or prior to the Closing Date (including in connection with the transactions contemplated hereby), (vi) all Liabilities for warranty claims and product liability or similar claims, including all suits, actions or proceedings relating to any such liabilities, arising out of any Product sold on or prior to the Closing; and (vii) all Liabilities arising prior to Closing for materials and services related to the Product or the Transferred Assets transferred by Seller or its Affiliate at Closing.

ARTICLE 4
GRANT OF LICENSES

4.1          Grant of Licenses. Seller hereby grants, and shall cause its Affiliates to grant, to Purchaser and its Affiliates an exclusive, perpetual (subject to Section 5.10 below), irrevocable (other than pursuant to Section 5.10), transferable (subject to Section 12.6), fully paid and royalty-free (other than with respect to the payments expressly set forth in this Agreement) and sublicensable (subject to Section 4.2) license to cross-reference and use the Licensed Assets solely for the purposes of:

(a)          the Registration, use and/or Commercialization of the Product in the Territory;

(b)          subject to Section 2.3(a), the development and/or Manufacture of the Product for or in the Territory; and

(c)          the labelling of the Product, and any other written, printed or graphic materials accompanying the Product.

4.2          Sublicensing and Subcontracting. Seller grants to Purchaser the right to sublicense to its Affiliates or Third Parties the rights granted to Purchaser under Section 4.1; provided that, (i) [***]  and (ii) the terms of such sublicense(s) are consistent with the terms of this Agreement, including without limitation, all applicable obligations due to Seller by Purchaser. To the extent consistent with this Agreement and Section 2.3, Purchaser or its Affiliates may engage a Third Party, including a contractor, contract research organization, contract manufacturing organization, contract sales organization or distributor, to perform development, Registration, Manufacturing and Commercialization activities with respect to the Product for or in the Territory for or on behalf of Purchaser or its Affiliates, and such activities shall not be deemed a sublicense if no rights under the Licensed Assets are licensed to such Third Party, provided that any such Third Party engaged outside the Territory shall be approved in advance and in writing by Seller, such approval not to be unreasonably withheld, conditioned or delayed.

4.3          Licensed Assets. Seller hereby confirms that the Licensed Patents listed in EXHIBIT C constitute all of the Licensed Patents as of the date hereof and as of the Closing Date.

4.4          Transferred Assets. Subject to the terms and conditions of this Agreement and without prejudice to Section 2.1, Seller hereby grants, and shall cause its Affiliates to grant, to Purchaser and its Affiliates an exclusive, irrevocable (subject to Section 5.10(f)), transferrable (subject to Section 4.2), fully paid-up, royalty-free and sublicensable (subject to Section 4.2) license to use the Transferred Assets for the development, Registration, Manufacturing and Commercialization of the Product for or in the Territory before the completion of the assignments of the Transferred Assets to Purchaser or its Affiliate or designee; provided that, the foregoing license shall expire upon completion of all assignments of the Transferred Assets to Purchaser or its Affiliate or designee.

4.5          Future Intellectual Property and License. After the Closing (i) if Seller or its Affiliate or designee develops any new Product Patent(s), Trademark(s) and/or Domain Name(s), Seller shall promptly notify Purchaser of such new development, and any such Product Patents, Trademarks or Domain Names shall be automatically included within the Transferred Assets and shall be assigned and transferred to Purchaser and its Affiliates pursuant to this Agreement; and (ii) if Seller or its Affiliate or designee develops any new Licensed Assets, Seller shall promptly notify Purchaser of such new development, and any such intellectual property or assets shall be automatically included within the Licensed Assets and included in the licenses granted to Purchaser and its Affiliates pursuant to Section 4.1.

4.7          Assignment of Licensed Assets. After the Closing, Seller or its Affiliate may directly or indirectly, whether in a merger, acquisition, sale of stock, sale of assets, reorganization, or other transaction or series of related transactions, assign any Licensed Assets (including the Know-How and the Seller Regulatory Documents) to any Third Party (the “Third Party Purchaser”), provided that: (a) Seller shall inform Purchaser no later than the signing of any transaction documents in respect of such assignment of the Licensed Assets; and (b) the Third Party Purchaser shall deliver to the Purchaser, simultaneously with or prior to the signing of any transaction documents in respect to such assignment, an undertaking in writing that (i) the obligations of the Seller and its Affiliates with respect to such Licensed Assets under this Agreement shall be binding upon the Third Party Purchaser, and (ii) the Third Party Purchaser will continue to perform the Seller’s and its Affiliates’ obligations with respect to such Licensed Assets under this Agreement (including the obligations to grant the license under Section 4.1 to Purchaser). Notwithstanding the foregoing, the obligations of Seller under Sections 8.3, 8.4,8.5, 8.6, 8.7, 8.10 and 8.11 may continue to be provided by Seller or its Affiliates (and not necessarily by the Third Party Purchaser) following such assignment, transfer or encumbrance (as applicable) of the Licensed Assets. Any assignment, transfer or encumbrance of the Licensed Assets by Seller or its Affiliates in violation of this Section 4.7 shall be void.

ARTICLE 5
PAYMENTS; DILIGENCE; AUDIT RIGHTS

5.1          Consideration. The total consideration for the purchase of the Transferred Assets, the assumption of the Assumed Liabilities and the provision of the licenses pursuant to Article 4 payable by Purchaser shall be:

(a)          an amount in cash equal to [***] (the “Closing Payment”) due and payable to Seller within [***] Business Days after [***] and an invoice submitted by Seller, such approval and invoice to be obtained and submitted, respectively, within [***] Business Days after Closing;

(b)          an amount in cash equal to [***] which shall be paid, within [***] Business Days after [***] and an invoice submitted by Seller, such approval and invoice to be obtained and submitted, respectively, within [***] after: [***] (the “Second Payment”);

(c)          an amount in cash equal to [***] which shall be paid, within [***] Business Days after [***]  and an invoice submitted by Seller, such approval and invoice to be obtained and submitted, respectively, within [***] after the earlier of [***]  (the “Third Payment”);

(d)          the Milestone Payments set forth in Section 5.3, in respect of the Product; and

(e)          the royalty set forth in Section 5.4, in respect of the Product.

Notwithstanding anything to the contrary herein, the payment by the Purchaser of the above consideration is subject to the Purchaser’s receipt of requisite approval by Governmental Entities in the Territory for such payment.

5.2          Diligence and Notice. From and after the Closing Date, Purchaser shall use its Commercially Reasonable Efforts to achieve the Milestone Events, to obtain Marketing Authorization in the Territory, and thereafter to Commercialize Product in the Territory.  From and after the Closing Date, Seller shall use its Commercially Reasonable Efforts (subject to the provisions of Article 8 below) to cooperate with Purchaser to achieve the Milestone Events, to obtain Marketing Authorization in the Territory, and thereafter to Commercialize Product in the Territory. Notwithstanding anything to the contrary herein, Purchaser shall promptly notify Seller upon receipt of any Marketing Authorization in any country or region in the Territory and upon any First Commercial Sale in any country or region in the Territory.

5.3          Milestones. Purchaser shall pay to Seller the following amounts in cash (each, a “Milestone Payment”) after the achievement of each of the following milestone events (each, a “Milestone Event”):

No.	Milestone Event	Milestone Payment
1.	[***]	[***]
2.	[***]	[***]

5.4          Royalties. During the period commencing upon First Commercial Sale of the Product in the Territory and ending on [***] thereof (the “Initial Royalty Term”), Purchaser shall pay to Seller a royalty of [***] on Net Sales of the Product in the Territory. During the period commencing upon the expiration of the Initial Royalty Term and ending when the aggregate amount of royalty paid by Purchaser pursuant to this Section 5.4 to Seller reaches [***]  (“Second Royalty Term” and, the Initial Royalty Term and the Second Royalty Term collectively, the “Royalty Terms”), Purchaser shall pay to Seller, a royalty of [***] on Net Sales of the Product in the Territory. For the avoidance of doubt, if the aggregate amount of payments made by Purchaser to Seller under this Section 5.4 reaches [***] prior to expiration of the Initial Royalty Term, then the Royalty Terms shall expire and Purchaser shall not be obligated to make any further royalty payments under this Section 5.4.

5.5          Milestone and Royalty Payments and Reports.

(a)          Within [***] calendar days after the achievement of each Milestone Event, Purchaser shall provide Seller with a notice stating the achievement of such Milestone Event.  After receipt of such notice, Seller shall submit an invoice to Purchaser substantially in the form of EXHIBIT A with respect to the corresponding Milestone Payment. Purchaser shall make the Milestone Payment within [***] calendar days after receipt of such invoice. The Milestone Payments shall be made by wire transfer to the credit of such bank account as stated in such invoice. Notwithstanding anything to the contrary herein, any payment or notice which falls due on a date which is not a Business Day may be made or provided, as applicable, on the next succeeding Business Day. In the event that, notwithstanding the fact that Purchaser has not provided Seller written notice of the achievement of a Milestone Event, Seller believes that any such Milestone Event has been achieved, it shall so notify Purchaser in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 5.5 regarding whether or not such a Milestone Event has been achieved shall be subject to resolution in accordance with Section 12.10.  For the avoidance of doubt, no payments shall become due and payable and neither Party will be obligated to reimburse the other Party for any costs incurred by the other Party under or in connection with this Agreement unless and until this Agreement becomes effective.

(b)          Within [***] calendar days of the end of each Calendar Year during the period commencing upon First Commercial Sale of Product in the Territory and continuing until expiration of the Royalty Terms, Purchaser shall provide Seller with a report (“Sales Report”) stating (i) Net Sales attributable to the Product in the Territory during the applicable Calendar Year (including such amounts expressed in local currency and as converted to U.S. Dollars, as described in Section 5.6), (ii) a calculation of the amount of the royalty payment due on such Net Sales for such Calendar Year, and (iii) reasonable details regarding all deductions allowed in the calculation of such Net Sales. After receipt of such Sales Report, Seller shall submit an invoice to Purchaser substantially in the form of EXHIBIT A with respect to the outstanding royalty payments. Purchaser shall make the royalty payments [***] calendar days after receipt of such invoice. The royalty payments shall be made by wire transfer to the credit of such bank account as designated by Seller in such invoice. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

5.6          Mode of Payment; Offsets. All payments payable under this Agreement shall be made by wire transfer of U.S. Dollars in the requisite amount to such bank account as designated by the receiving Party in writing to the paying Party (in the relevant invoices, if applicable) no later than [***] Business Days before the due date of such payment. For the purpose of calculating of Net Sales expressed in currencies other than U.S. Dollars), the paying Party shall convert any amount expressed in a foreign currency into U.S. Dollar equivalents using an exchange rate equal to the [***]  for US dollars against other currencies published by the China Foreign Exchange Trade System under the authorization of the People’s Bank of China on the Internet at https://www.safe.gov.cn/safe/rmbhlzjj/index.html.

5.7          Interest on Late Payments. Any payments not made by the Party who is obligated to make such payment under this Agreement on or before the date such payments become due under this Agreement shall bear simple interest at the rate of [***] per annum or the maximum applicable legal rate, if less, from the date such payment was due until the date the relevant Party makes the payment.

5.8          Taxes.

(a)          Unless otherwise provided herein, each Party shall be liable for all Taxes imposed on, or measured by, net income derived from payments made by the other Party under this Agreement.

(b)          Each Party agrees that the purchase and sale of the Transferred Assets pursuant to this Agreement qualifies as a sale under the PRC Tax Law. Absent a determination by the PRC Tax authority after the Closing and subject to Section 5.8(c), the Parties acknowledge and agree that (A) solely for the purpose of this Section 5.8, the Closing Payment, the Second Payment, the Third Payment and any Milestone Payments are consideration payable with respect to the Transferred Assets and any royalty payments under this Agreement are consideration payable for the licenses granted pursuant to this Agreement, and (B) as of the date of this Agreement the maximum applicable withholding rate under current applicable Law in the PRC for any payment under this Agreement is 10%.

(c)          To the extent that Purchaser is required by applicable Law to deduct and withhold taxes with respect to any payment made by Purchaser to Seller under this Agreement, the Purchaser shall be entitled to deduct and withhold such amounts as required by applicable Law; provided that, prior to making such payment, Purchaser shall (i) timely provide a prior written notice to Seller of the amounts subject to deduction or withholding, and the legal basis therefore, and (ii) provide Seller a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding.  To the extent Purchaser is required by applicable Law to deduct and withhold taxes for [***], Purchaser shall [***],  (b) remit such required withholding amounts to the proper Governmental Entity in a timely manner, and (c) promptly transmit to Seller an official tax certificate or other evidence of such deducted and withheld amount.

(d)          Notwithstanding the foregoing, the Parties acknowledge and agree that if Purchaser (or its successor or assignee) is required by applicable Law to withhold taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises or is increased as a result of any assignment of this Agreement by Purchaser, any change in tax residency of Purchaser, or any other change in the Person making payment under this Agreement, in each case, without Seller’s prior written consent (a “Tax Action”), then any such amount payable to Seller (or its successor or assignee) under this Agreement shall be increased as may be necessary so that, after making all required withholdings, Seller (or its assignee or successor) receives an amount equal to the sum it would have received had no such Tax Action occurred.

(e)          For the avoidance of doubt, amounts payable under this Agreement are exclusive of value added tax, sales tax, use tax, stamp duty, consumption tax, customs duties, excise tax and other similar taxes (“Indirect Taxes”).  If any Indirect Taxes are chargeable under the PRC Tax Law in respect of any payments made under this Agreement, such Indirect Taxes shall be borne and paid by the Purchaser (“Territory Transfer Taxes”); provided that, Seller shall bear all other Indirect Taxes (“Other Transfer Taxes”).

(f)          The Parties agree to cooperate with one another in good faith to avoid or reduce withholding taxes, Indirect Taxes and similar obligations, in respect of payments made by Purchaser to Seller under this Agreement, to the extent permitted by applicable Law.  Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, Indirect Taxes, or similar obligations resulting from payments made under this Agreement. If Purchaser believes that the total Tax Liability incurred in connection with the purchase and sale of the Transferred Assets pursuant to this Agreement shall exceed ten percent (10%) with respect to any of the amounts paid by Purchaser to Seller under Article 5, then Purchaser shall inform Seller, and the Parties shall discuss in good faith ways and actions that may be undertaken under applicable Law to reduce withholding taxes.

5.9          Financial Records; Audit.

(a)          During the period in which royalty is payable under Section 5.4, Purchaser shall, and shall cause its Affiliates to, keep complete, true and accurate books and records in accordance with the Accounting Standards pertaining to the Commercialization of the Product hereunder, in sufficient detail to calculate and verify all amounts payable by Purchaser hereunder.

(b)          During the period in which royalty is payable under Section 5.4, Seller may, upon reasonable prior written request to Purchaser, cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Purchaser, to inspect the relevant books and records of Purchaser and its Affiliates to verify the related reports, statements and books of accounts, as applicable. Such records to be made available to the Auditor will include reports that Purchaser shall require of its sublicensees to provide to Purchaser specifying all information that Purchaser itself is required to make available under this Section 5.9. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Purchaser by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to Seller only its conclusions regarding any payments owed under this Agreement.

(c)          Subject to Section 5.9(b) above, Purchaser and its Affiliates shall, within [***] Business Days after receiving Seller’s written request pursuant to Section 5.9(b) above, make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Seller. The records shall be reviewed solely to verify the accuracy of Purchaser’s compliance with this Agreement. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time and shall be performed in a manner that will not unduly interfere with Purchaser’s or its Affiliates’ or permitted sublicensees’ normal course of business. Notwithstanding anything to the contrary herein, Seller shall only be entitled to audit the books and records of Purchaser for the [***] year period prior to the Calendar Year in which the audit request is made.  Seller agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection and any audit summary or reports, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with Law. Seller shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, however, that if Purchaser or its Affiliates have underpaid an amount due under this Agreement resulting in a cumulative discrepancy of amounts incurred during the period subject to such audit of more than [***] from the accurate amounts, Purchaser shall also reimburse Seller for the reasonable and documented fees charged by the accountants for such audit for such period.

5.10          Failure to Make Payments

(a)          If Purchaser fails to make any payment required under Section 5.1(a) through Section 5.1(c) within the applicable time period set forth in the relevant section due to any reason other than [***] , Purchaser shall be granted an additional period of [***]to make such payment. If Purchaser fails to make such payment during such additional [***] Business Days, then Seller shall have the right but not the obligation to terminate this Agreement upon expiration of such additional [***] Business Days by a written notice of termination to Purchaser.

(b)          If Purchaser fails to make (i) a Milestone Payment set forth in Section 5.3 within the agreed-upon period; or (ii) a royalty payment pursuant to Section 5.4 within the agreed-upon period, in each case (i) and (ii), due to any reason other than [***] , Purchaser shall be granted an additional period of [***] calendar days to make such payment. If Purchaser fails to make such payment during such additional [***] calendar days, then Seller shall have the right but not the obligation to terminate this Agreement upon expiration of such [***] calendar days by a written notice of termination to Purchaser.

(c)          If Purchaser fails to make the Closing Payment required under Section 5.1(a) within the agreed-upon period due to [***], then Seller shall have the right but not the obligation to terminate this Agreement by a written notice of termination to Purchaser.

(d)          If Purchaser fails to make (i) any payment required under Section 5.1(b) or Section 5.1(c) within the applicable time period set forth in the relevant section solely due to [***], Seller shall provide Purchaser with an additional period of [***] commencing on the earlier of [***] (“Initial Payment Extension”). If Purchaser fails to make such payment during such Initial Payment Extension, Seller shall have the right, but not the obligation, to terminate this Agreement upon expiration of such Initial Payment Extension by a written notice of termination to Purchaser.

(e)          If Purchaser fails to make (i) a Milestone Payment set forth in Section 5.3 within the agreed-upon period; or (ii) a royalty payment set forth in Section 5.4 within the agreed-upon period, in each case (i) and (ii), solely due to [***], Purchaser shall be granted an additional period to make such payments (“Milestone or Royalty Payment Extension”). Such Milestone or Royalty Payment Extension shall expire upon the earlier of [***].  If Purchaser fails to make such applicable payment during such Milestone or Royalty Payment Extension, then Seller shall have the right but not the obligation to terminate this Agreement upon expiration of such Milestone or Royalty Payment Extension by a written notice of termination to Purchaser.

(f)          Upon the effective termination of this Agreement pursuant to this Section 5.10, all rights granted to Purchaser with respect to the Transferred Assets pursuant to Section 2.1(a), and the license granted to Purchaser under Section 4.1 shall be automatically terminated and revoked, and all rights, title, and interest in and to the Transferred Assets shall automatically revert to Seller.  Purchaser shall, and hereby does, contingent on any termination of this Agreement pursuant to this Section 5.10, sell, transfer, assign, convey and deliver, or cause to be irrevocably sold, transferred, assigned, conveyed and delivered, to Seller, all right, title and interest in and to the Transferred Assets and shall cooperate with Seller in obtaining such other documents and instruments of sale, assignment, transfer and conveyance as are reasonably necessary to effectuate such reversion. [***] .

(g)          Notwithstanding the forgoing, if, before Seller effectively terminates this Agreement pursuant to this Section 5.10, Purchaser cures its payment default or makes or causes to be made the delayed payment to Seller, Seller shall no longer be entitled to (i) terminate this Agreement pursuant to this Section 5.10 with respect to such payment default or payment delay or (ii) assert any claims, other than interest that may be levied according to Section 5.7, against Purchaser with respect to such payment default or payment delay.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

6.1          Organization; Qualification. Seller is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets and properties makes such qualification necessary.

6.2          Authority; Enforceability. Seller has the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements, by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other organizational proceedings on the part of Seller are required therefor. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and each of the Ancillary Agreements by Purchaser, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

6.3          No Violations; Consents. Except for any filings with Governmental Entities in the Territory necessary to transfer the Transferred Assets, the execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not, (i) violate any Law applicable to Seller, the Product, Transferred Assets or the Licensed Assets, (ii) conflict with any provision of the charter or by-laws (or similar organizational documents) of Seller, (iii) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, (iv) result in the creation of any Encumbrance upon any of the Transferred Assets, or (v) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, material modification or acceleration of any material obligation under, or require the payment of an assessment or other fee under any agreement, contract, lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment agreement, license, instrument, obligation or commitment, whether oral or written (A) to which Seller or any of its Affiliates is a party, or (B) by which Seller or any of its Affiliates or the Transferred Assets are bound.

6.4          Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates, that relates to any Product, the Transferred Assets or the Licensed Assets.

6.5          Title to Assets. Seller has good and marketable title to all of the Transferred Assets. Seller owns all right, title and interest in and to the Transferred Assets free and clear of all Encumbrances.

6.6          Intellectual Property  The Product IP and the Licensed IP constitute all of the intellectual property rights owned or Controlled by Seller or its Affiliates that is necessary to, or used or held for use to, develop, Register, Manufacture, and Commercialize the Product in the Territory as of the date hereof and as of the Closing Date.  There is no Commercial Information, Product Copyright or Third Party Agreement as of the date hereof and as of the Closing Date.

(b)          Seller and its Affiliates own all right, title and interest in and to the Transferred Assets and the Licensed Assets, free and clear of all Encumbrances.  All rights of Seller and its Affiliates in and to the Transferred Asset are transferable to Purchaser and its Affiliates or designees without any consent or approval.  Neither Seller nor its Affiliates has granted any Person the right to use any of (A) the Licensed Assets in the Territory in a manner that would conflict with the rights granted to Purchaser or its Affiliates hereunder or (B) the Transferred Assets. Seller and its Affiliates have taken, and shall take, Commercially Reasonable Efforts to maintain the validity of Patents in the Licensed Assets (including not to revoke or cancel any applications of the foregoing and shall proceed with [***], as of the date hereof and as of the Closing Date.

(c)          The Product IP in the Territory has been registered with the competent Governmental Entities in the Territory (if applicable) and is in compliance with all applicable Laws, is valid and enforceable and is not subject to any maintenance fees or taxes or actions falling due within [***] days after the Closing Date. [***]  no Licensed IP has been or is now involved in any opposition, invalidation or cancellation proceeding and, to Seller’s and its Affiliates’ Knowledge, no such action is threatened to Seller or its Affiliates with respect to any of the Product IP. To the Knowledge of Seller, neither Seller’s nor its Affiliates’ activities with respect to the Product IP have infringed or misappropriated or, to the Knowledge of Seller and its Affiliates, have been alleged to infringe or misappropriate, any patent, trade name, trademark, service mark, domain name, copyright or other right of any other Person. To Seller’s and its Affiliates’ Knowledge, (i) there is no intellectual property or intellectual property application of any Person that interferes or potentially interferes with the right to register or use any of the Product IP; and (ii) no Product IP is infringed or otherwise violated by any other Person or has been challenged or threatened in writing.

(d)          [***]neither Seller or its Affiliates is required, and Purchaser and its Affiliates and designee will not be required, to pay pursuant to any existing contract or arrangement, whether oral or in writing, any license fee, royalty, milestone payment, profit sharing or other payment to any Person with respect to any Product IP or Transferred Assets.

(e)          At no time during the conception of or reduction to practice of any of the Transferred Assets was Seller or its Affiliate or any developer, inventor or other contributor to the Transferred Assets (i) operating under any grants from any Governmental Entity, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to Seller or its Affiliate or any developer, inventor or other contributor to any Product IP (“R&D Sponsor”), (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor, or (iii) receiving funding from any Person. Without limiting the foregoing, to the Knowledge of Seller, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for Seller or its Affiliate or during the twelve-month period immediately prior to his or her employment or engagement with Seller or its Affiliate. To the Knowledge of Seller, no R&D Sponsor has any claim of right to, ownership of or other Encumbrance on any Transferred Assets. To the Knowledge of Seller and its Affiliates, there exists no governmental prohibition or restriction in the United States or Israel on the sale, license, assignment, lease, transfer or of any Transferred Assets to the Territory or on the export of any Transferred Assets to the Territory.  With respect to the Product, neither Seller nor its Affiliate has (x) entered into, applied for, requested, accepted, been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to any grants, incentives (including tax incentives), funding, loan, support, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, credit, offset or other benefit, relief or privilege programs (“Grants”) from any R&D Sponsor or (y) amended or terminated, or waived any material right or remedy related to, any Grant.

(f)          Seller has secured from all consultants, advisors, employees and independent contractors who contributed to or participated in any manner in the conception, reduction to practice, creation or development of any Transferred Assets (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ intellectual property rights in such contribution and has obtained a valid waiver of all applicable rights that cannot be so assigned by applicable Law. No Author has retained or will retain any rights, licenses, claims or interest whatsoever, including to moral rights, inventor’s rights or rights to royalties, fees or other compensation with respect to any such intellectual property rights developed by the Author for Seller. Without limiting the foregoing, to the Knowledge of Seller, Seller has obtained written and enforceable proprietary information and invention disclosure and intellectual property rights assignments from all current and former Authors.

(g)          [***]with respect to the Product IP, no current or former employee, consultant, advisor or independent contractor of Seller: (i) is in violation of any term or covenant of any provisions included in a contract with Seller or its Affiliate with respect to invention disclosure, invention assignment, or non-disclosure; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller or its Affiliate that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any Third Party any rights (including intellectual property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(h)          Seller has taken all reasonable steps to protect and preserve the confidentiality of all Confidential Information. All current and former employees and, to the Knowledge of Seller,  any contractors of Seller and Third Party having access to Confidential Information, have executed and delivered to Seller a written legally binding agreement regarding the protection of such Confidential Information. Seller takes reasonable security measures consistent with industry practices of companies of similar size, offering and services. Seller has not experienced any breach of security or otherwise unauthorized access to the Confidential Information, including Personal Data in Seller’s possession, custody or control.

6.7          Marketing Authorizations. There is no Marketing Authorization in the Territory as of the date hereof and as of the Closing Date.

6.8          Product Regulatory Matters and Compliance

(a)          Other than with respect to the Marketing Authorization submitted in Israel, neither Seller nor any of its Affiliates has made, or caused to be made, any submissions in connection with any regulatory filings and approvals or Marketing Authorization in the Territory. Neither Seller nor any of its Affiliates has received any communications from any Governmental Entity in the Territory in respect of the Product.

(b)          Each of Seller and its Affiliates has conducted its business in compliance with Laws that may be applicable to the operation or conduct of its business as then conducted with respect to the development, Registration, ownership, Commercialization and use of the Product. Neither Seller nor any of its Affiliates nor, to the Knowledge of Seller and its Affiliates, any employee or agent of either Seller or its Affiliate or any other Person, has made an untrue statement of material fact or fraudulent statement to any Governmental Entity with respect to the development, Registration, or Commercialization of the Product in the Territory, or failed to disclose a material fact required to be disclosed to a Governmental Entity with respect to the development, Registration or Commercialization of the Product in the Territory.

(c)          There have been no serious Adverse Events related to the Product.

(d)          Seller has filed with the U.S. Food and Drug Administration and other applicable Governmental Entities in Israel all material filings, declarations, listings, registrations, reports, applications or submissions required by applicable Laws in connection with obtaining marketing approval of the Product. All such filings, declarations, listings, registrations, reports, applications or submissions were in compliance with applicable Laws in all material respects when filed (or were corrected or supplemented by a subsequent submission).

(e)          All preclinical and clinical investigations or trials sponsored by or conducted on behalf of Seller or its Affiliate in connection with the Product have been conducted in compliance with applicable Laws, including Good Clinical Practices requirements thereunder if applicable. All data generated from clinical trials of the Product have been maintained in accordance with all applicable Laws.

(f)          Neither Seller nor any of its Affiliates is in violation of any applicable Laws, which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or interfere with Seller’s performance of its obligations hereunder.

6.9          CMC. [***]Seller has obtained the right (including under any Patent rights and other intellectual property rights) to use all information, data, and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party with respect to the Product in the Territory.

6.10          Taxes. (i) Seller has duly and timely filed (or caused to be filed), taking into account all applicable extensions, with the appropriate tax authorities all material Tax Returns relating to the Transferred Assets required to be filed under applicable Law or by relevant Governmental Entities; (ii) Seller has paid (or caused to be paid) all taxes relating to the Transferred Assets due and payable (whether or not shown on any Tax Return) on or prior to the Closing Date; (iii) Seller has withheld or collected (or caused to be withheld or collected) all taxes relating to the Transferred Assets required to be withheld or collected under applicable Law or by relevant Governmental Entities; (iv) there are no Encumbrances for taxes encumbering the Transferred Assets other than Encumbrances for taxes not yet due and payable or that are being contested in good faith; and (v) Seller has not received in writing any claimed or proposed assessment, deficiency or other adjustment for taxes against Seller or its Affiliate which, if not satisfied or resolved, would reasonably be expected to result in an Encumbrance on the Transferred Assets that would survive the Closing Date or in a liability of Purchaser or its Affiliates as a transferee of or successor to the Transferred Assets; (vi) Seller has not waived any statute of limitations, agreed to any extension of time, or entered into any written agreement in respect of taxes the non-payment or underpayment of which would reasonably be expected to result in an Encumbrance on the Transferred Assets that would survive the Closing Date or in a liability of Purchaser or its Affiliates as a transferee of or successor to the Transferred Assets. “Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement or other document filed or required to be filed with any tax authority, in connection with the determination, assessment or collection of any tax.

6.11          Power of Attorney. There are no outstanding powers of attorney executed by or on behalf of Seller or its Affiliate in respect of the Products in the Territory or the Transferred Assets.

6.12          Bankruptcy and Insolvency No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under bankruptcy laws has been commenced on behalf of or against Seller. The consummation of the transactions contemplated hereunder does not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency.

6.13          Debarment. Neither Seller nor any of its or its Affiliates’ employees, and to the Knowledge of Seller, none of its agents or independent contractors involved in the development of the Product IP, is: (i) debarred under 21 U.S.C. § 335a or its equivalents in the Territory; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

6.14         No Other Representations Except as provided in this Article 6, neither Seller nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, stockholders, partners, members, agents or representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to Purchaser or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of (i) the accuracy or completeness of any information provided in oral form to Purchaser or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives; and (ii) any incompleteness in information provided in writing to Purchaser or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

7.1          Organization. Purchaser is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign company in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets and properties makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

7.2          Authority; Enforceability. Purchaser has the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and no other organizational proceedings on the part of Purchaser are required therefor. This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller, will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

7.3          No Violations; Consents. Except for any filings with Governmental Entities or other Authorizations necessary to transfer the Transferred Assets, the execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not, (i) violate any Law applicable to Purchaser, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Purchaser, or (iii) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity in the Territory.

7.4          No Proceedings. There are no pending, and to the Knowledge of Purchaser, there are no threatened, actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries or investigations of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against Purchaser or any of its Affiliates, which could reasonably be expected to materially and adversely affect or restrict the ability of Purchaser to consummate or perform the transactions and obligations contemplated under this Agreement or any Ancillary Agreement.

7.5          No Debarment. Neither Purchaser nor any of its or its Affiliates’ employees, and to the Knowledge of Purchaser, none of its agents or independent contractors performing under this Agreement, is as of the date of this Agreement: (i) debarred under 21 U.S.C. § 335a or its equivalents in the Territory; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents in the Territory, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

ARTICLE 8
COVENANTS

The Parties covenant and agree as follows:

8.1          Confidentiality. Each of Seller and Purchaser covenants and agrees that neither it nor any of its Affiliates shall disclose any Confidential Information (as defined below) to any Third Party other than to (a) its and its Affiliates’ respective Representatives who need to know such information and who are bound by restrictions regarding disclosure and use of such Confidential Information comparable to and no less restrictive than those set forth herein, and (b) actual and proposed sublicensees, manufacturers, suppliers, contractors, distributors and permitted assignees who are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein. For purposes of this Section 8.1, “Confidential Information” means (1) any confidential or proprietary information of, or concerning, the Product, the Transferred Assets or the Licensed Assets and (2) the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. The obligations of confidentiality set forth in this Agreement shall not apply to any such Confidential Information that: (i) is independently developed without access to or use of the Confidential Information; (ii) is or becomes (or has already become) publicly available without breach of this Agreement or any Ancillary Agreement; (iii) is rightfully received by the receiving party from a Third Party without obligation of confidentiality; (iv) the disclosure of which is consented to by the other Party in writing; or (v) the disclosure of which is requested or required by a Governmental Entity or applicable Law or legal process (whether by statute, rule, regulation, court order, requests for information in legal proceedings, subpoena, civil investigative demand or other similar process). In maintaining the confidentiality of Confidential Information, each Party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Effective as of the Closing, this Section 8.1 shall supersede the Confidentiality Agreement in all respects and all confidential information shared pursuant to the Confidentiality Agreement prior to the Closing shall be deemed Confidential Information for purposes hereof.

8.2          Press Releases. Neither Party shall issue any press release, trade announcement or make any other public announcement (other than disclosing the Product as part of the product portfolio of Purchaser and its Affiliates) with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This restriction shall not apply to announcements required by any Laws applicable to the Parties or any of their respective Affiliates or by a request by a Governmental Entity or by an obligation pursuant to the rules of any securities exchange (and only to the extent so required); provided, however, that in such event the Parties shall, to the extent reasonably practicable, reasonably cooperate to agree upon the content and wording of any such announcements. To the extent any Party is required to file a copy of this Agreement or any Ancillary Agreement as an exhibit to any filings with, or otherwise publicly disclose the terms hereof or thereof to, any securities exchange or any other Governmental Entity, the Parties will coordinate in advance on the form of redacted version of this Agreement or applicable Ancillary Agreement or the terms to be so filed or disclosed and permit the other Party to provide comments and take such comments into account in good faith prior to making such filing.

8.3          Application, Maintenance and Transferring of Marketing Authorizations

(a)          Subject to the applicable Laws, from and after the Closing, Purchaser shall take the lead in coordinating the application, maintenance and transfer of Regulatory Approvals for the Territory.  Seller shall provide all reasonable assistance (including providing upon request by Purchaser necessary documents and information in Seller’s and its Affiliates’ possession or Control) and take all reasonable actions requested by Purchaser for such application, maintenance, and transfer.  Purchaser shall have the sole right to file, or cause its Affiliate or designee to file, in the name of Purchaser or, if required by applicable Laws, in the name of Seller or an Affiliate or designee of Seller, applications for the Regulatory Approvals (including an import drug license for the Territory). For clarity, Purchaser shall be the beneficial owner of such applications and Regulatory Approvals filed or registered in the name of Seller or an Affiliate or designee of Seller.

(b)          For the avoidance of doubt, each Party confirms and acknowledges that at Closing, all and any titles, rights, powers, benefits and interest of or in relation to the Transferred Assets (whether or not such titles, rights, powers, benefits and interest exist at the time of the Closing) have been (or deemed to be) lawfully assigned to Purchaser or its Affiliates, and Purchaser or its Affiliates shall have the sole discretion or right to control, transfer, license, sublicense, encumber, or dispose of the Transferred Assets. [***]

(c)          [***].

(d)          The Parties shall use their respective Commercially Reasonable Efforts to keep the Regulatory Transition Period (as defined in below) as short as reasonably possible. Prior to the expiration of the Regulatory Transition Period and in accordance with this Section 8.3, Seller shall assist, or to cause its Affiliates to assist, Purchaser and its Affiliates in the application, maintenance and transfer of the documents and materials related to the Territory Regulatory Approvals. During the Regulatory Transition Period, Seller shall respond to reasonable queries of Purchaser for clarification of information provided to Purchaser relating to Marketing Authorizations in the United States and Israel. Any notifications, filings, submissions, responses variations and documents to be filed with the Governmental Entities in respect of the Territory Regulatory Approvals shall be subject to Purchaser’s written consent.

(e)          Before the Israeli Marketing Authorization Assignment Date, Seller shall maintain its Marketing Authorizations in Israel and shall not take any action that may reasonably be expected to have a material adverse effect on the Territory Regulatory Approvals or Purchaser’s rights or entitlements under this Agreement or any Ancillary Agreement.

8.4          Transition Obligations of Seller. During the period from the Closing Date until [***] (the “Regulatory Transition Period”), Seller shall provide Purchaser with (i) copies of (A) the Marketing Authorization certificate and the dossier in [***], which existed at the time of receipt of Marketing Authorization in the [***] and (B) the proof of submission of the Marketing Authorization certificate in [***] to the applicable Regulatory Authority and the related dossier, in each case (A) and (B) that are owned or Controlled by Seller or its Affiliates, and (ii) reasonable assistance for the application, maintenance and transfer of the Regulatory Approvals in the Territory. Without limiting the foregoing, Seller shall, within [***] Business Days after the Closing Date, provide Purchaser with copies of the Marketing Authorization certificates and/or proof of submission of the Marketing Authorization applications in the [***] and the related dossier, in each case that are owned or Controlled by Seller or its Affiliates as of the Closing Date. In addition, Seller shall upon request from Purchaser:

 [***].

8.5          [***]Upon Purchaser’s request, Seller shall facilitate communications with [***]and shall provide all necessary data, materials and documentation in Seller’s or its Affiliates’ Control in order for [***]. The consideration allocated by each of Seller and Purchaser for such [***]

8.6          Right of Reference. Seller hereby grants to Purchaser a right of reference (as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous law recognized outside of the United States) to the Seller Regulatory Documents, to the extent necessary to develop, Register, Manufacture or Commercialize the Product in the Territory.

8.7          Recordation and Filings. Following the Closing Date, Purchaser shall be responsible for the prompt recordation of the Patent Assignment Agreement, the Trademark Assignment Agreement, and the Domain Name Assignment Agreement with the relevant intellectual property registries.  Seller shall provide all reasonable assistance (including providing all documents and information in Seller’s and its Affiliates’ possession or Control) and take all actions required to register the transfer of the Transferred Assets.

8.8          IP Maintenance. Following the Closing Date and to the extent permitted by applicable Laws, Purchaser shall take over and be responsible for the [***]. Seller shall provide all reasonable assistance (including providing all documents and information in Seller’s and its Affiliates’ possession or Control) and take all reasonable actions required to proceed with the [***] (as detailed in EXHIBIT E). After the Closing Date, [***] shall have the sole right to apply for Product Patents, Trademarks (including “TWYNEO” trademarks), Domain Names and other intellectual property rights in the Territory. Neither [***] nor its Affiliates shall have the right to apply for Product Patents, Trademarks (including “TWYNEO” trademarks) or Domain Names in any region within the Territory. After the Closing (with respect to the Transferred Asset, prior to the completion of the assignments of the Domain Names, Product Patents and Trademarks to the Purchaser or its Affiliates or designees), [***] shall use Commercially Reasonable Efforts to maintain the validity of all Domain Names, Product Patents, Trademarks and domain names, Patents and trademarks that are included in the Licensed IP and the Transferred Asset, including not to revoke, withdraw or cancel any application for the foregoing or the application for the assignment of the Transferred Assets to the Purchaser or its Affiliates or designees).

8.9          Wrong Pockets. After the Closing Date, if either Purchaser or Seller becomes aware that any of the Transferred Assets or Assumed Liability have not been transferred to Purchaser, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred to, or Liabilities assumed by, Purchaser or its designee.

8.10         Preservation of Records; Seller’s Access; Regulatory Inspections. Seller shall hold, and shall cause its Affiliates and Representatives to hold in confidence all confidential documents and information concerning Purchaser, the Product, the Transferred Assets and the Assumed Liabilities. With respect to any inspection of Purchaser or its Affiliates or designees (including clinical trial, manufacturing sites and/or research and development sites) by any Governmental Entity relating to the Product, Seller shall (i) use Commercially Reasonable Efforts to assist (including providing all records, documents and information in Seller’s and its Affiliates’ possession or Control), and (ii) use Commercially Reasonable Efforts to take all reasonable actions (including without limitation, to be present at any such inspection, if and to the extent permitted by Laws and the Regulatory Authority) required by, Purchaser or its Affiliates or designees. Once any Regulatory Authority (such as NMPA) requests for an on-site inspection on Seller or its Affiliates or designees (including without limitation, clinical trial, manufacturing sites and/or research and development sites, and regulatory documentation and relevant data Controlled by Seller or its Affiliates or designees), Seller shall, and shall cause its Affiliates or designees to use Commercially Reasonable Efforts to provide all necessary assistance to and coordinate with Purchaser in preparing for such on-site inspection, including be present at any such official on-site inspection, and ensure the regulatory documentation and relevant data be kept properly and made available to such on-site inspection.

8.11          Manufacture; Transfer of Technology.

(a)          Purchaser may, at its sole selection, [***]. Purchaser shall have the right to [***].

(b)          During the period from the Closing Date until [***] (the “Tech Transfer Transition Period”), each Party shall use its Commercially Reasonable Efforts and collaborate in good faith in implementing the Manufacture Technology Transfer [***]. During the Tech Transfer Transition Period, Seller shall make available qualified personnel (including technical support, consultation and assistance with qualified personnel) to assist with the performance of the Manufacture Technology Transfer and sufficient quantities of materials and information required to support the ongoing Manufacturing of the Product in or for the Territory, and any and all Manufacturing Know-How developed by Seller (or its personnel) and/or Purchaser (or its personnel) during the Manufacture Technology Transfer shall be included in the Manufacture Technology Transfer and transferred to Purchaser (the “Tech Transfer Assistance”).

(c)          Seller shall provide Purchaser and CMOs designated by Purchaser with all assistance and cooperation (including providing all documents and information included in Know-How in Seller’s and its Affiliates’ Control) to support the CMO’s supply of the Product to Purchaser or its Affiliates.

8.12          Assistance Limitations

(a)          Notwithstanding the foregoing, (i) the assistance provided by Seller under Section 8.3, Section 8.4 and Section 8.10 (the “Regulatory Assistance”) shall [***]in the aggregate, provided that, for the avoidance of doubt, [***], (ii) the Regulatory Assistance shall be performed in accordance with a list of tasks to be agreed by the Parties, which agreement by Seller shall not be unreasonably withheld, conditioned or delayed, and (iii) the Regulatory Assistance provided by Seller under Sections 8.4 and 8.10 shall [***]; provided, that, Purchaser may request in writing to receive additional Regulatory Assistance (“Additional Regulatory Assistance”). Seller shall use Commercially Reasonable Efforts to provide such Additional Regulatory Assistance. Any Additional Regulatory Assistance provided by Seller in excess of such [***] (with respect to activities performed pursuant to Section 8.4 and/or Section 8.10), shall be performed [***].

(b)          Any assistance provided by Seller in accordance with Section 8.5 (except if such efforts are performed for territories and jurisdictions outside the Territory) and any Tech Transfer Assistance in accordance with Section 8.11(b): (i) shall not [***], (ii) shall be performed in accordance with a list of tasks to be agreed by the Parties, which agreement by Seller shall not be unreasonably withheld, conditioned or delayed, and (iii) [***].

(c)          Purchaser shall [***]in the course of performing the Regulatory Assistance, the Additional Regulatory Assistance, the Tech Transfer Assistance and the Additional Tech Transfer Assistance.

8.13          Further Assurances. Subject to the terms and conditions of this Agreement and the applicable Ancillary Agreements, Purchaser and Seller will use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Purchaser agree to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take, or cause to be taken, such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements and to vest Purchaser or its designee with full right, title and possession to the Transferred Assets, Purchaser is fully authorized to take all such lawful and necessary or desirable actions, so long as such action is not inconsistent with this Agreement and may confer with Seller regarding any steps needed to consummate the transfer of right, title, interest or possession.

8.14          Compliance with the Law. From and after the Closing Date until the expiration of the Royalty Term, Purchaser shall comply in all material respects with all applicable Laws and regulations, including those administered by NMPA, in connection with its use of the Transferred Assets or Licensed Assets, or the development, Registration or Commercialization of Product by Purchaser or its Affiliate, and assume and be responsible for regulatory obligations related to the Transferred Assets in the Territory after the Closing Date.

8.15          Non-Compete. Seller hereby confirms and acknowledges that, after the Closing Date, Purchaser and its Affiliates shall have the sole right to develop, Register, Manufacture, and Commercialize the Product in or for the Territory. Except as otherwise permitted under this Agreement or the Ancillary Agreements, [***]shall not, and shall cause its Affiliates not to, directly or indirectly through its or their licensee, distributor, designee or any Third Party, (A) develop, register, manufacture, or Commercialize [***]; or (B) acquire or commercialize [***]. The foregoing item (B) shall not apply if [***].

ARTICLE 9
[RESERVED]

ARTICLE 10
[RESERVED]

ARTICLE 11
INDEMNIFICATION

11.1          Indemnification by Seller. Subject to the limitations set forth elsewhere in this Article 11, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors and employees (collectively, the “Purchaser Indemnified Parties”) from and against any Excluded Liabilities and Losses suffered or incurred by the Purchaser Indemnified Parties to the extent that such Losses are arising out of or resulting from Third Party claims in connection with the following:

(a)          the inaccuracy or breach of any representation or warranty made by Seller contained in this Agreement or in any Ancillary Agreement or in any certificate or other instrument delivered by Seller or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(b)          the breach of or failure to perform any covenant or agreement by Seller or any of its Affiliates contained in this Agreement or in any Ancillary Agreement;

(c)          Losses arising out of Seller’s or its Affiliate’s gross negligence, act or misconduct or failure to comply with this Agreement and/or applicable Laws when [***];

(d)          [***].

11.2          Indemnification by Purchaser. Subject to the limitations set forth elsewhere in this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”) from and against any Assumed Liabilities and any Losses suffered or incurred by the Seller Indemnified Parties to the extent that such Losses are arising out of or resulting from Third Party claims in connection with the following:

(a)          the inaccuracy or breach of any representation or warranty made by Purchaser contained in this Agreement or in any Ancillary Agreement or in any certificate or other instrument delivered by Purchaser or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement;

(b)          the breach of or failure to perform any covenant or agreement by Purchaser or any of its Affiliates contained in this Agreement or in any Ancillary Agreement;

(c)          [***];

(d)          [***].

11.3          Limitations on Amounts of Purchaser’s Losses. Notwithstanding anything herein to the contrary:

(a)          The maximum aggregate liability of Seller for Losses pursuant to (i) [***]shall be limited to [***] of the total amount of payments received by Seller from Purchaser or its Affiliates under this Agreement; provided, however, that the foregoing limitation on liability shall not apply to Losses arising out of or attributable to Fraud, willful misconduct or gross negligence of Seller or its Affiliates.

(b)          The maximum aggregate liability of Seller for Losses pursuant to [***] shall be limited to [***] of the total amount of payments received by Seller from Purchaser or its Affiliates under this Agreement and the Ancillary Agreements; provided, however, that the foregoing limitation on liability shall not apply to Losses arising out of or attributable to Fraud, willful misconduct or gross negligence of Seller or its Affiliates.

(c)          Subject to Section 11.3(a) and Section 11.3(b), the maximum aggregate liability of Seller for other Losses pursuant to Section 11.1(a) shall be limited to [***] of the total amount of payments received by Seller from Purchaser or its Affiliates under this Agreement and the Ancillary Agreements; provided, however, that the foregoing limitation on liability shall not apply to Losses arising out of or attributable to Fraud, willful misconduct or gross negligence of Seller or its Affiliates.

(d)          No Purchaser Indemnified Party shall be entitled to any recovery pursuant to any indemnity claim under Section 11.1, unless and until the aggregate amount of Losses and Excluded Liabilities for which all Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 11.1 exceeds [***] (the “Purchaser Indemnity Basket”), provided, however, that to the extent the aggregate amount of Losses and Excluded Liabilities for which all Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Section 11.1 exceeds the Purchaser Indemnity Basket, such Purchaser Indemnified Parties shall be entitled to recover all such Losses and/or Excluded Liability (subject any other applicable limitations in this Agreement).

11.4          Limitations on Amounts of Seller’s Losses. Notwithstanding anything herein to the contrary:

(a)          The maximum aggregate liability of Purchaser for Losses pursuant [***] of the total amount of payments received by Seller from Purchaser or its Affiliates under this Agreement; provided, however, that the foregoing limitation on liability shall not apply to Losses arising out of or attributable to Fraud, willful misconduct or gross negligence of Purchaser or its Affiliates.

(b)          [***] of the total amount of payments received by Seller from Purchaser or its Affiliates under this Agreement and the Ancillary Agreements; provided, however, that the foregoing limitation on liability shall not apply to Losses arising out of or attributable to Fraud, willful misconduct or gross negligence of Purchaser or its Affiliates.

(c)          No Seller Indemnified Party shall be entitled to any recovery pursuant to any indemnity claim under Section 11.2, unless and until the aggregate amount of Losses and Assumed Liabilities for which all Seller Indemnified Parties are otherwise entitled to indemnification pursuant to Section 11.2, [***] (the “Seller Indemnity Basket”), provided, however, that to the extent the aggregate amount of Losses and Assumed Liabilities for which all Seller Indemnified Parties are otherwise entitled to indemnification pursuant to Section 11.2 exceeds the Seller Indemnity Basket, such Seller Indemnified Parties shall be entitled to recover all such Losses and/or Assumed Liability (subject any other applicable limitations in this Agreement).

11.5          Procedures.

(a)          Promptly after a Person entitled to indemnification hereunder (the “Indemnified Party”) has received notice or has Knowledge of any Third Party claim or proceeding, or threatened claim or proceeding (a “Third Party Claim”) which could result in a Loss for which such Party may be entitled to indemnification under this Article 11, the Indemnified Party shall promptly deliver to the Party against whom indemnification is sought under this Article 11 (the “Indemnifying Party”) written notice of such Third Party Claim (the “Claim Notice”), which Claim Notice shall include, to the extent known, the nature and basis of such Third Party Claim, the basis for indemnification hereunder and the amount in dispute under action, claim or proceeding; provided, however, that the failure of the Indemnified Party to provide the Claim Notice shall not release or waive the Indemnifying Party from its obligations to the Indemnified Party under this Article 11 except to the extent that the Indemnifying Party is prejudiced as a result of such failure.

(b)          Following receipt of the Claim Notice, the Indemnifying Party may elect at any time to assume and thereafter conduct the defense and settlement of any Third Party Claim subject to any such indemnification claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third Party Claim, and the Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party and/or the settlement of such Third Party Claim by the Indemnifying Party; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such action, claim or proceeding in favor of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to control the defense of, and the Indemnifying Party shall not be entitled to assume the defense of, any Third Party Claim that seeks relief other than monetary damages against the Indemnified Party and that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

(c)          The Parties agree to cooperate fully in connection with the defense, negotiation or settlement of any claim for indemnification arising from a Third Party Claim. Such cooperation will include the retention and, upon the request of the party defending, negotiating or settling the claim, the provision to such party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other Representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(d)          If the Indemnifying Party fails or refuses to undertake the defense of such Third Party Claim within thirty (30) calendar days after the claim for indemnification has been tendered to the Indemnifying Party by the Indemnified Party, pursuant to and in accordance with Section 11.5(b), or if the Indemnifying Party later fails to conduct in good faith the defense or withdraws from such defense, the Indemnified Party shall have the right to (i) undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Party being responsible for the reasonable costs and expenses of such defense as Losses hereunder if and to the extent that such claim is a claim for which such Indemnified Party is entitled to be defended, indemnified, held harmless or reimbursed under this Article 11, and (ii) settle or compromise, or attempt to settle or compromise, the Third Party Claim; provided, however, that the Indemnified Party shall not settle or compromise such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

11.6          Survival. All of the representations and warranties made by any Party in this Agreement will survive the Closing for a period of [***] months following the Closing Date, except that [***].  All of the covenants, agreements, and obligations of the Parties under this Agreement will survive the Closing[***].

11.7          Mitigation of Losses; Net of Insurance. An Indemnified Party shall use its Commercially Reasonable Efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article 11.  [***].

11.8          Tax Treatment.[***].

11.9          No Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, any Losses, or any Liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

11.10          Exclusive Remedy. Except in the case of Fraud and willful misconduct, this Article 11 will be the exclusive remedy of the Indemnified Parties from and after the Closing Date for any Third Party claims arising under or related to this Agreement, including Third Party claims of inaccuracy in or breach of any representation, warranty, covenant, agreement, or obligation in this Agreement; provided, however, that the foregoing will not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE 12
MISCELLANEOUS

12.1          Expenses. Except as expressly provided herein or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

12.2          Waiver and Amendment. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified except by an instrument in writing signed by each of the Parties.

12.3          Entire Agreement. This Agreement, including the annexes, schedules and exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Ancillary Agreements and any other documents delivered pursuant to this Agreement and the Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior communications, representations, agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof. There are no contracts, agreements, representations, warranties, promises, covenants or arrangements among the Parties hereto with respect to the transactions contemplated hereby, other than those expressly set forth in this Agreement, the Ancillary Agreements and any other documents delivered pursuant to this Agreement and the Ancillary Agreements.

12.4          Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

12.5          Notices. All notices, consents, waivers and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) upon receipt of delivery confirmation, if sent by electronic mail or (c) one (1) Business Day (if recipient is located in the country in which sender is located) or two (2) Business Days (if recipient is located in a country other than the country in which sender is located) after deposit with an internationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, providing proof of delivery. The recipient shall promptly confirm its receipt of any such electronic mail. All communications shall be sent to the respective Parties as set forth below or to such other Person or address as any Party shall specify by notice in writing to the other Party.

If to Seller:

Sol-Gel Technologies Ltd.
Address:	7 Golda Meir Street, Ness Ziona, Israel 7403650
Attention:	CFO
Email:	[***]

With a copy to (which shall not constitute notice for purposes of this Agreement):

General Counsel
Email:	[***]

Latham & Watkins, LLP
Address:	885 Third Avenue, New York, NY 10022
Attention:	Nathan Ajiashvili
Email:	[***]

If to Purchaser:

Shenzhen Beimei Pharmaceutical Co., Ltd.
Address:	Room 1501, 1502, 1503 and 1505 of Unit 1, Building A, Kexing Science Park, No. 15 Keyuan Road, Kejiyuan Community, Yuehai Sub-District, Nanshan District, Shenzhen 518057, Guangdong, the PRC
Attention:	[***]
Email:	[***]

12.6          Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party; provided, however, that each Party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate of a Party), and no permitted assignment shall relieve the assignor of liability hereunder. Any purported assignment without such prior written consent shall be void and of no force or effect. Without limiting the foregoing, Seller shall not transfer or assign ownership of any right, property or asset in respect of the Product unless (i) such transfer or assignment is made expressly subject to the rights granted to Purchaser under this Agreement and (ii) the transferee or assignee of the transferred or assigned right, property or asset agrees in writing to comply with any applicable obligations of Seller under this Agreement.

12.7          No Third Party Beneficiary. Except for the rights of the Seller Indemnified Parties and the Purchaser Indemnified Parties under Article 11, nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party.

12.8          Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

12.9          Force Majeure. If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably provide and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its Commercially Reasonable Efforts to resume full performance thereof.

12.10          Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed under the Laws of the state of New York, without giving effect to the conflict of laws provisions thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the ICC International Court of Arbitration operating under the auspices of the International Chamber of Commerce and the ICC Arbitration Rules in force when a notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be three; one arbitrator shall be appointed by Purchaser, one shall be appointed by Seller and the third arbitrator shall be appointed by the first two arbitrators. The arbitration proceedings shall be conducted in English. Any award is final and may be enforced in any court of competent jurisdiction. The award shall apportion the costs of arbitration. The Parties shall duly and punctually perform their obligations hereunder pending issuance of the arbitral award.

12.11          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12          Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.13          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. It is therefore agreed that the Parties shall be entitled to seek a temporary, preliminary and/or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity.

12.14          Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between Seller and Purchaser, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any Tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

12.15          Extension to Affiliates. Each Party shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to such Party. Each Party shall remain primarily liable for any acts or omissions of its Affiliates.

12.16          English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

12.17          Construction. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in its preparation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

PURCHASER: SHENZHEN BEIMEI PHARMACEUTICAL CO., LTD. By: /s/ Wu Guang Mei Name: Wu Guang Mei Title: CEO

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER: SOL-GEL TECHNOLOGIES LTD. By: /s/ Eyal Ben-Or Name: Eyal Ben-Or Title: CFO

[Signature Page to Asset Purchase Agreement]

ANNEX 1.1(A)

DOMAIN NAMES

[***]

ANNEX 1.1(B)

PRODUCT PATENTS
[***]

ANNEX 1.1(C)

TRADEMARKS

TWYNEO

[***]

ANNEX 1.1(D)

Territory Regulatory Approvals

[***]

EXHIBIT A

INVOICE TEMPLATE

[***]

EXHIBIT B

[***]

EXHIBIT C

LICENSED PATENTS

[***]

EXHIBIT D

[***]

EXHIBIT E

[***]

EXHIBIT F

TECHNOLOGY TRANSFER PLAN

[***]